Exhibit 99.1

INTERNATIONAL FLAVORS & FRAGRANCES INC. UNAUDITED PRO-FORMA CONSOLIDATED INCOME STATEMENT

(Dollars in thousands)

2002	Quarter-to-date			Year-to-date
1st Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$445,844	$16,576	$429,268
Cost of goods sold	259,864	13,015	246,849

Gross margin on sales	185,980	3,561	182,419
Research & development	35,170	490	34,680
Selling and administrative	75,386	1,271	74,115
Amortization	3,158	--	3,158

	72,266	1,800	70,466
Restructuring and other charges	--	--	--
Interest expense	(10,427)	--	(10,427)
Other income (expense), net	1,965	--	1,965

Pretax income	63,804	1,800	62,004
Income taxes	21,857	617	21,240

Net Income	$41,947	$1,183	$40,764

2nd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$476,336	$19,192	$457,144	$922,180	$35,768	$886,412
Cost of goods sold	272,612	14,925	257,687	532,476	27,940	504,536

Gross margin on sales	203,724	4,267	199,457	389,704	7,828	381,876
Research & development	35,022	515	34,507	70,192	1,005	69,187
Selling and administrative	78,921	1,360	77,561	154,307	2,631	151,676
Amortization	3,158	--	3,158	6,316	--	6,316

	86,623	2,392	84,231	158,889	4,192	154,697
Restructuring and other charges	(9,242)	--	(9,242)	(9,242)	--	(9,242)
Interest expense	(9,294)	--	(9,294)	(19,721)	--	(19,721)
Other income (expense), net	807	--	807	2,772	--	2,772

Pretax income	68,894	2,392	66,502	132,698	4,192	128,506
Income taxes	23,493	816	22,677	45,350	1,433	43,917

Net Income	$45,401	$1,576	$43,825	$87,348	$2,759	$84,589

3rd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$462,777	$18,594	$444,183	$1,384,957	$54,362	$1,330,595
Cost of goods sold	261,075	15,935	245,140	793,551	43,875	749,676

Gross margin on sales	201,702	2,659	199,043	591,406	10,487	580,919
Research & development	37,664	548	37,116	107,856	1,553	106,303
Selling and administrative	75,142	2,350	72,792	229,449	4,981	224,468
Amortization	3,158	--	3,158	9,474	--	9,474

	85,738	(239)	85,977	244,627	3,953	240,674
Restructuring and other charges	(2,495)	--	(2,495)	(11,737)	--	(11,737)
Interest expense	(8,947)	--	(8,947)	(28,668)	--	(28,668)
Other income (expense), net	561	--	561	3,333	--	3,333

Pretax income	74,857	(239)	75,096	207,555	3,953	203,602
Income taxes	25,258	(81)	25,339	70,607	1,352	69,255

Net Income	$49,599	$(158)	$49,757	$136,948	$2,601	$134,347

4th Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$424,292	$17,836	$406,456	$1,809,249	$72,198	$1,737,051
Cost of goods sold	242,284	13,178	229,106	1,035,835	57,053	978,782

Gross margin on sales	182,008	4,658	177,350	773,414	15,145	758,269
Research & development	36,171	534	35,637	144,027	2,087	141,940
Selling and administrative	75,707	1,810	73,897	305,156	6,791	298,365
Amortization	3,158	--	3,158	12,632	--	12,632

	66,972	2,314	64,658	311,599	6,267	305,332
Restructuring and other charges	--	--	--	(11,737)	--	(11,737)
Interest expense	(8,368)	--	(8,368)	(37,036)	--	(37,036)
Other income (expense), net	258	--	258	3,591	--	3,591

Pretax income	58,862	2,314	56,548	266,417	6,267	260,150
Income taxes	19,866	781	19,085	90,473	2,133	88,340

Net Income	$38,996	$1,533	$37,463	$175,944	$4,134	$171,810

NOTE: Income taxes for the businesses disposed of was calculated using the full year corporate effective tax rate.